UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 3, 2005

EQUITY RESIDENTIAL

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-12252	13-3675988
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 400
Chicago, Illinois  60606
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code:  (312) 474-1300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

(a)  On February 3, 2005, Equity Residential (the “Company”) entered into a First Amendment to the Amended and Restated Compensation Agreement with Samuel Zell, Chairman of the Board of Trustees of the Company.  The amendment extends Mr. Zell’s existing compensation agreement on the same terms and conditions for a two-year period.  In each of the months of February 2005 and February 2006, for services rendered by Mr. Zell in calendar years 2004 and 2005, respectively, Mr. Zell is entitled to receive $3.25 million per year in the form of a long-term incentive grant of Company options and restricted shares.  Each such grant is subject to Mr. Zell’s continuing service as the Company’s Chairman and is allocated between options and restricted shares in the same ratio as approved by the Compensation Committee of the Board for the annual long-term incentive grants to the Company’s executive officers.  For the February 3, 2005 grant (for services rendered in 2004), the $3.25 million was allocated 25% to options and 75% to restricted shares.

The number of options granted is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria used by the Compensation Committee in its annual employee option grants made as of the same date.  The options have an exercise price equal to the fair market value of the Company’s common shares at the date of grant, have a term of ten years and vest over a period of three years at a rate of one third of such grant each year.  The number of restricted shares granted is determined by dividing the dollar amount allocated to restricted shares by the closing price of the Company’s common shares on the grant date.  The restricted shares vest in full on the third anniversary of the grant date.  Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

(b)  On February 3, 2005, the Compensation Committee of the Board of Trustees of the Company approved target awards of 56,907 performance units to its executive officers under the Company’s 2002 Share Incentive Plan.  The table set forth below identifies the target number of performance units awarded to Bruce W. Duncan, the Company’s Chief Executive Officer, and the Company’s four most highly compensated executive officers other than Mr. Duncan. The executive officers have the opportunity to earn in Company common shares an amount as little as 0% to as much as 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January 2005, and the average percentage increase in funds from operations for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average Annual Return exceeds the T-Note Rate by:	less than 0.99%	1-1.99%	2%	3%	4%	5%	6%	greater than 7%

Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement at or after age 62, disability or upon a change in control of the Company.

Name	Number of Target Units	Performance Period

Bruce W. Duncan	17,632	1-01-2005 - 12-31-2007
Gerald A. Spector	11,335	1-01-2005 - 12-31-2007
David J. Neithercut	8,816	1-01-2005 - 12-31-2007
Alan W. George	5,037	1-01-2005 - 12-31-2007
Frederick C. Tuomi	4,722	1-01-2005 - 12-31-2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2005	EQUITY RESIDENTIAL

	By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President, General Counsel and Secretary